Exhibit 3.28

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AXCAN US PARTNERSHIP 1 LP

This Certificate of Limited Partnership of Axcan US Partnership 1 LP (the “Partnership”), dated as of February 11, 2008, is being duly executed and filed by Axcan Nova Scotia 2 ULC, a Nova Scotia unlimited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.).

1. Name. The name of the limited partnership formed hereby is Axcan US Partnership 1 LP.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

4. General Partners. The name and the mailing address of the general partner of the Partnership is:

Axcan Nova Scotia 2 ULC

301 Commerce Street, Suite #3300

Fort Worth, Texas 76102

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of this 11th day of February, 2008.

AXCAN NOVA SCOTIA 2 ULC

/S/ CLIVE BODE
Clive Bode
Authorized Representative